Exhibit 10.1

UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

Written Agreement by and between TENNESSEE COMMERCE BANCORP, INC. Franklin, Tennessee and FEDERAL RESERVE BANK OF ATLANTA Atlanta, Georgia	Docket No. 11-123-WA/RB-HC

WHEREAS, Tennessee Commerce Bancorp, Inc., Franklin, Tennessee (“TCB”), a registered bank holding company, owns and controls Tennessee Commerce Bank, Franklin, Tennessee (the “Bank”), a state chartered nonmember bank;

WHEREAS, it is the common goal of TCB and the Federal Reserve Bank of Atlanta (the “Reserve Bank”) to maintain the financial soundness of TCB so that TCB may serve as a source of strength to the Bank;

WHEREAS, TCB and the Reserve Bank have mutually agreed to enter into this Written Agreement (the “Agreement”); and

WHEREAS, on November 10, 2011, the board of directors of TCB, at a duly constituted meeting, adopted a resolution authorizing and directing Michael R. Sapp, to enter into this Agreement on behalf of TCB, and consenting to compliance with each and every provision of this Agreement by TCB and its institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, TCB and the Reserve Bank agree as follows:

Source of Strength

1.                                       The board of directors of TCB shall take appropriate steps to fully utilize TCB’s financial and managerial resources, pursuant to section 38A of the FDIC Act ( 12 U.S.C. 1831o-1) and section 225.4(a) of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies the Consent Order entered into with the Federal Deposit Insurance Corporation on May 25, 2011, and any other supervisory action taken by the Bank’s federal or state regulator.

Dividends and Distributions

2.                                       (a)                                  TCB shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation (the “Director”) of the Board of Governors.

(b)                                 TCB shall not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.

(c)                                  TCB and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.

(d)                                 All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities.  All requests shall contain, at a minimum, current and projected information on TCB’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings, and allowance for loan and lease losses; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, TCB must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption

3.                                       (a)                                  TCB shall not, directly or indirectly, incur, increase, or guarantee any  debt without the prior written approval of the Reserve Bank.  All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash   flow resources available to meet such debt repayment.

(b)                                 TCB shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Capital Plan

4.                                       Within 30 days of this Agreement, TCB shall submit to the Reserve Bank an acceptable written plan to maintain sufficient capital at TCB on a consolidated basis. The plan shall, at a minimum, address, consider, and include:

(a)                                  The consolidated organization’s and the Bank’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of

Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D) and the applicable capital adequacy guidelines for the Bank issued by the Bank’s federal regulator;

(b)                                 the adequacy of the Bank’s capital, taking into account the volume of classified credits, concentrations of credit, allowance for loan and lease losses, current and projected asset growth, and projected retained earnings;

(c)                                  the source and timing of additional funds necessary to fulfill the consolidated organization’s and the Bank’s future capital requirements;

(d)                                 supervisory requests for additional capital at the Bank or the requirements of any supervisory action imposed on the Bank by its federal or state regulator; and

(e)                                  the requirements of section 38A of the FDI Act and section 225.4(a) of Regulation Y of the Board of Governors (12 C.F.R. § 225.4(a)) that TCB serve as a source of strength to the Bank.

5.                                       TCB shall notify the Reserve Bank, in writing, no more than 30 days after the end of any quarter in which any of TCB’s capital ratios fall below the approved plan’s minimum ratios. Together with the notification, TCB shall submit an acceptable written plan that details the steps that TCB will take to increase TCB’s capital ratios to or above the approved plan’s minimums.

Audit

6.                                       Within 60 days of this Agreement, TCB shall submit to the Reserve Bank an acceptable written plan to enhance the audit program that shall, at a minimum, provide for:

(a)                                  Written responses by management to each audit finding;

(b)                                 written action plans to address audit findings; and

(c)                                  timely resolution of audit and examination findings and follow-up reviews to ensure completion of the corrective measures.

Affiliate Transactions

7.                                       (a)                                  TCB shall take all necessary actions to ensure that the Bank complies with sections 23A and 23B of the Federal Reserve Act (12 U.S.C. §§ 371c and 371c-1) and Regulation W of the Board of Governors (12 C.F.R. Part 223) in all transactions between the Bank and its affiliates, including but not limited to TCB and its nonbank subsidiaries.

(b)                                 TCB and its nonbank subsidiaries shall not cause the Bank to violate any provision of sections 23A and 23B of the Federal Reserve Act or Regulation W of the Board of Governors.

8.                                       Within 30 days of this Agreement, TCB shall submit to the Reserve Bank an acceptable intercompany service level agreement between TCB, its nonbank subsidiaries, and the Bank that, at a minimum, addresses, considers, and includes:

(a)                                  Services provide by and between TCB, its nonbank subsidiaries, and the Bank;

(b)                                 the methodology and rationale for determining fees and costs;

(c)                                  supporting documentation regarding expenses involving TCB, its nonbank subsidiaries, and the Bank; and

(d)                                 the timing and method of payments.

Compliance with Laws and Regulations

9.                                       (a)                                  In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, TCB shall comply with the notice provisions of section 32 of the FDI

Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).

(b)                                 TCB shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).

Progress Reports

10.                                 Within 45 days after the end of each calendar quarter following the date of this Agreement, the board of directors shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof, and a parent company only, and consolidated, balance sheet, income statement, and, as applicable, report of changes in stockholders’ equity.

Approval and Implementation of Plans and Agreement

11.                                 (a)                                  TCB shall submit plans and an agreement that are acceptable to the Reserve Bank within the applicable time period set forth in paragraphs 4, 6, and 8 of this Agreement.

(b)                                 Within 10 days of approval by the Reserve Bank, TCB shall adopt the approved plans and agreement.  Upon adoption, TCB shall promptly implement the approved plans and agreement, and thereafter fully comply with them.

(c)                                  During the term of this Agreement, the approved plans and agreement shall not be amended or rescinded without the prior written approval of the Reserve Bank.

Communications

12.                                 All communications regarding this Agreement shall be sent to:

(a)                                  Mr. Robert D. Hawkins
Assistant Vice President
Federal Reserve Bank of Atlanta
1000 Peachtree Street N.E.
Atlanta, Georgia 30309-4470

(b)                                 Mr. Michael R. Sapp
Chairman, President, and Chief Executive Officer
Tennessee Commerce Bancorp, Inc.
381 Mallory Station Road, Suite 207
Franklin, Tennessee 37067

Miscellaneous

13.                                 Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to TCB to comply with any provision of this Agreement.

14.                                 The provisions of this Agreement shall be binding upon TCB and its institution-affiliated parties, in their capacities as such, and their successors and assigns.

15.                                 Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.

16.                                 The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting TCB, the Bank, any nonbank subsidiary of TCB, or any of their current or former institution-affiliated parties and their successors and assigns.

17.                                 Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 16th day of November, 2011.

TENNESSEE COMMERCE BANKCORP, INC.		FEDERAL RESERVE BANK OF ATLANTA

By:	/s/ Michael R. Sapp	By:	/s/ Robert D. Hawkins
	Michael R. Sapp		Robert D. Hawkins
	President, Chairman, and CEO		Assistant Vice President